Exhibit 99.1

Consent of jeff bonforte

In connection with the filing by Science Strategic Acquisition Corp. Bravo (the “Company”) of its Registration Statement (the “Registration Statement”) on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

Dated: March 22, 2021__________________

/s/ Jeff Bonforte
Name: Jeff Bonforte